EXHIBIT 10.10

SECURED PROMISSORY NOTE

$441,000.00	Minneapolis, Minnesota
October 28, 2008

FOR VALUE RECEIVED, Wits Basin Precious Minerals Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Maker”), hereby unconditionally promises to pay to China Gold, LLC, a Kansas limited liability company, or its successors and assigns (the “Payee”), at 4520 Main Street, Suite 1650, Kansas City, MO 64111, or such other place or places as may be designated by the Payee, the principal sum of Four Hundred Forty-One Thousand Dollars ($441,000.00) and any accrued interest at the earlier of (i) December 31, 2008 or (ii) such time as the Maker consummates that certain joint venture with London Mining plc relating to China Global Mining Resources Ltd (“CGMR”) and the related acquisition by CGMR of certain iron ore properties in the People’s Republic of China. Interest shall accrue on the outstanding principal balance at a daily rate of 12.25%.

As consideration to Payee for providing financial accommodations to Maker, Maker has agreed to grant a two-year warrant to purchase up to an aggregate of 882,000 shares of the Maker’s $0.01 par value common stock, at a purchase price of $0.11 per share and include a cashless exercise provision.

The Maker acknowledges that the warrant to be issued to Payee pursuant to this Promissory Note shall (i) will be duly authorized by the Maker’s board of directors and (ii) include “piggyback” registration rights, such that at anytime the Maker proposes to file a registration statement with the SEC under the Securities Acts of 1933 or 1934 on such from as available, it will include the shares issuable upon exercise of the warrant in such registration statement.

The Maker acknowledges and agrees that its payment obligations under this Promissory Note are secured by the terms of that certain Security Agreement dated June 19, 2007 with the Payee (the “Security Agreement”), and such payment obligations shall constitute “Obligations” under the Security Agreement. If this Promissory Note is placed in the hands of an attorney for collection, the holder shall be entitled to recover reasonable and necessary collection costs, including reasonable and necessary attorney’s fees.

The Maker hereby waives presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection, and consents that the time of payment on any amount due under this Promissory Note may be extended by the holder without otherwise modifying, altering, releasing, affecting, or limiting the liability of the Maker. Maker agrees to assert no defenses against payment of this Promissory Note except for actual payment thereof.

The terms, conditions and provisions of this Promissory Note shall be construed and enforced according to the laws of the State of Kansas.

IN WITNESS WHEREOF, the duly authorized officer of Maker has caused this Promissory Note to be executed on the date first written above.

Wits Basin Precious Minerals Inc., a Minnesota corporation

By:	/s/ Mark D Dacko
Its: Chief Financial Officer